Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Whit Clay – Sloane & Company
	408-519-9677	212-446-1864
	ir@tivo.com	wclay@sloanepr.com

TIVO REPORTS RECORD PROFITABILITY FOR THE THIRD QUARTER ENDED OCTOBER 31, 2008

•	TiVo received compensation in the amount of approximately $105 million in initial litigation damages from EchoStar

•	Net Income for the third quarter was $100.6 million compared to a loss of ($8.3) million in the year-ago quarter. Excluding the EchoStar damages award net loss would have been ($0.9) million.

•	Adjusted EBITDA for the third quarter was $95.3 million, compared to $0.2 million in the year-ago quarter. Excluding the EchoStar damages award Adjusted EBITDA would have been $7.5 million.

•	TiVo partners with Netflix to stream its library of over 12,000 videos directly to the TV

•	Comcast announces roll out of TiVo service to additional markets

•	TiVo extends distribution agreement with DIRECTV; TiVo is now partnered with three of the top five television distributors in the U.S.

•	Partnership with Nero brings TiVo to the PC viewing experience

ALVISO, Calif. – November 25, 2008 – TiVo Inc. (NASDAQ: TIVO), the creator of and a leader in television services for digital video recorders (DVRs), today reported financial results for the third quarter ended October 31, 2008.

“This was another solid quarter for TiVo, our fifth straight of Adjusted EBITDA profitability and we are well on our way to delivering our first Adjusted EBITDA positive year,” said Tom Rogers, President and CEO of TiVo. “Our strong balance sheet, consisting of over $200 million in cash and short term investments and no debt, along with our continued solid financial performance and the progress we have made on our strategic content and distribution relationships, positions us well for the future.

“During the quarter, we made significant progress on our long term strategy and across key business lines: on the mass distribution front, we announced a new distribution deal with DIRECTV, Comcast announced its plans to offer the TiVo service in additional markets in the future beginning with Chicago, and we partnered with Nero to bring the TiVo service to the PC; on the standalone side of the business, we continued to align ourselves with key content providers such as Netflix and Jaman, the leading broadband provider of award winning independent, arthouse, and international films, to further distinguish TiVo as a one stop shop content solution with access to over five million broadcast television and broadband content entertainment choices.

“Though we are pleased with our results this quarter, we recognize that no business is immune to the challenges of the current economic climate, which we expect will impact overall consumer electronics sales during the holiday season. Like most companies, we are taking steps to further reduce and more effectively manage our spending across all areas of the company as evidenced by our recently announced reduction in workforce in order to maintain our strong financial position. We believe this will provide us the full runway to continue to pursue our longer-term growth initiatives.”

For the third quarter, service and technology revenues were $51.7 million, compared with $58.3 million for the same period last year. Adjusted EBITDA was $95.3 million, which included $87.8 million of litigation proceeds related to the litigation with EchoStar, and which would have been $7.5 million if such litigation proceeds from EchoStar were excluded. This compared to TiVo’s Adjusted EBITDA guidance of a loss of ($1) million to $1 million for the third quarter and a positive $0.2 million in the third quarter of last year. TiVo reported net income of $100.6 million, which included several items related to the EchoStar litigation — $87.8 million in litigation proceeds, $16.8 million in interest income and ($3.1) million in tax expense. Excluding these EchoStar related items, TiVo would have posted a net loss of ($0.9) million. This compared to TiVo’s guidance of a net loss of ($7) to ($9) million for the third quarter and a net loss of ($8.3) million in the third quarter of last year. Net income per share was $0.98 compared to a loss of $(0.08) per share on a diluted basis for the third quarter of last year. Even when excluding the approximately $105 million we received during the third quarter from the EchoStar litigation, we exceeded both our Adjusted EBITDA and net income guidance for the third quarter primarily because of lower operating expenses as we reduced spending due to the uncertain economic environment.

Rogers continued, “In terms of our litigation with EchoStar to defend our intellectual property, we are pleased to have received approximately $105 million from EchoStar, which covers damages and interest awarded by the United States District Court for EchoStar’s continued infringement on our Time Warp patent for the period up to September 8, 2006. Additionally, we are pleased that the U.S. District Court has scheduled a hearing on EchoStar’s purported workaround for February 17, 2009. Contrary to EchoStar’s recent statement, the court did not rule on TiVo’s pending motion for contempt or the injunction. The court will do so after the hearing as well as rule on the amount of damages owed to TiVo beyond the nearly $105 million already paid by EchoStar (which EchoStar admitted at the September 4, 2008 hearing are owed). This is a positive step, particularly the accelerated discovery ordered by the court, towards the ultimate resolution of all issues in the litigation and we remain confident that we will prevail in showing that EchoStar’s workaround does not avoid infringement, that the District Court will ultimately enforce the injunction and award further damages from EchoStar’s continued infringement of our Time Warp patent.”

On the mass distribution front, Comcast recently offered the following comments on its earnings call: “‘We’re rolling out TiVo beyond the Boston Market test where things are going quite well and we’re going to be introducing other cities, probably starting with Chicago in the first quarter next year.’”

“We also recently signed a new agreement with DIRECTV with which we’ve had a very successful history. With the new deal, DIRECTV will begin marketing a version of the TiVo service that is built on DIRECTV’s broadband-enabled HD DVR platform. This exciting new product will allow DIRECTV customers to select a TiVo DVR for use with all of DIRECTV’s high definition programming. The agreement also re-establishes DIRECTV as a key national marketing and distribution partner for TiVo.

“Our mass distribution strategy continues to move forward, as we are now partnered with three of the top five multichannel operators in the U.S and have significant legal momentum against the third largest, EchoStar.

“Also during the quarter, we brought the TiVo user experience to the PC through our deal with Nero, the German-based digital media company. Nero LiquidTV | TiVo PC software allows viewers who watch TV through a PC screen to have the TiVo experience to be able to pause and record live TV straight from their desktop and transfer shows between computers, as well as easily create DVDs of their favorite programs. This is an exciting partnership for us as it enables us to access a previously untapped channel for distributing the TiVo service globally, and utilize Nero’s strong online subscriber acquisition activities. One of the chief ways that Nero is marketing the product is through free downloadable trials, which is consistent with our view to leverage third-party marketing as a key way to grow TiVo’s subscriber base without direct expenditure by TiVo.”

Mr. Rogers continued, “On the TiVo-Owned side of the business, we continue to make progress on our dream to provide whatever content you want when you want it and recently announced a long anticipated partnership with Netflix. TiVo’s broadband connected HD subscribers who also have a Netflix subscription will soon have the ability to instantly stream thousands of movies from Netflix directly to their TVs for no incremental charge. The timing of this offer couldn’t have been better as many consumers are looking to cut back on all forms of discretionary spending. Traditionally, in-home entertainment has benefited as customers look for ways to save money. For the Netflix subscriber, this is the ultimate way to get the most out of their television experience and save money with access to thousands of movies for no additional cost.”

“In addition to Netflix, Research in Motion, the maker of BlackBerry® devices, also is partnering with TiVo to help drive its video ambitions in the future. These partnerships, coupled with existing content deals such as Amazon, You Tube, and Rhapsody, provide TiVo subscribers with access to millions of pieces of content beyond linear television and creates a unique viewer experience with an offering that cannot be found anywhere else.

“Just like we have transformed the in-home entertainment experience, we’re looking to transform the in-hotel entertainment experience. Morgans Hotel Group, the leading boutique hotel chain is opening the Mondrian in South Beach, with every room being equipped with high-definition TiVo DVRs and high-definition TVs. Hotels are known for having a lot less choice than your at-home television options, so making sure something good is on when you’re traveling is a huge benefit for the hotel guest. We look forward to other hotel distribution opportunities to open up yet one more distribution path for TiVo.

“We also have continued to improve the efficiency of our marketing spend by working with third-parties, major retailers and leading content providers to help promote TiVo. The result of our efforts has been a steady decline of our quarterly subscription acquisition costs (“SAC”). SAC this quarter was $139, a significant decrease compared to $304 in the year ago period.

“Further, we continue to work with leading retailers and consumer electronic manufacturers to bundle TiVo DVRs with HD television sales, and believe this can help us to drive additional sales at efficient acquisition cost levels. For example, Best Buy is rolling out a holiday promotion to make TiVo an attractive option to bundle with a new HD television set and has been increasing its effort to amplify within their stores customers’ understanding of TiVo’s unique offering to consumers. That said, we expect the current economic turmoil to continue to impact retailers and have factored that into our near-term expectations, especially as we enter into what will likely be a weak holiday season for the consumer electronics industry.”

TiVo-Owned subscription gross additions for the third quarter were approximately 44,000, compared to 69,000 gross additions for the year-ago period. The TiVo-Owned monthly churn rate was 1.4%, as compared to 1.5% in the prior quarter and compared to 1.3% in the in the year-ago quarter. Overall, TiVo-Owned subscriptions ended the quarter at approximately 1.7 million. As expected, TiVo reported a net decline in MSOs/Broadcaster subscriptions as many of our mass distribution deals are still in early phases of deployment and/or development. Cumulative total subscriptions as of October 31, 2008 were 3.5 million.

Rogers continued, “Very importantly, we continue to build TiVo’s role in the world of advertising. In a major address during the annual Association of National Advertisers (ANA) conference, we discussed how the impact of commercial avoidance will be even more significant than the near-term impact the advertising industry is feeling from the current economic environment making clear that the commercial avoidance issue will become so pronounced that there is no excuse for the advertising industry not to act.

“In order for the television industry to come out of this transition stronger, it must be able to demonstrate accountability and measurability that the internet is showing today. Our unique offerings have the capability to do just that. During the quarter, we expanded the panel of our TiVo Stop||Watch™ ratings service, which compiles second-by-second viewership data from 20,000 to 100,000 subscribers. This anonymous sample base is about 25 times larger than Nielsen’s DVR panel, and gives us the ability to measure many forms of viewing behavior including the ability to measure DVR ratings on networks that Nielsen and others currently don’t measure.”

Mr. Rogers concluded, “We enter the fourth quarter with significant momentum behind us. We are posting strong profitability metrics and have a strong balance sheet. We also continue to add exciting new features to our offering and expand our distribution. We are seeing the results of our hard work and believe that we have the financial profile, the level of necessary resources, and a critical strategic foundation in place to be able to play out our plan for growth.”

Management Provides Financial Guidance

For the fourth quarter of fiscal 2009, TiVo anticipates service and technology revenues in the range of $47 million to $49 million, a net loss in the range of ($10) million to ($12) million, and an Adjusted EBITDA loss in the range of ($2) million to ($4) million.

This guidance includes up to a potential ($2) million impact to service revenue, net income and Adjusted EBITDA from a possible accounting change that would increase the amortization period of product lifetime subscriptions as it appears many of our subscribers may continue keeping their product lifetime subscriptions longer. Additionally, this guidance anticipates substantially increased legal costs over the previous quarter due to the accelerated discovery and bench trial scheduled for February 17, 2009 relating to EchoStar’s purported workaround, and also includes a seasonal increase in sell-in activity to the retail channel related to the holiday season. Also, included in this guidance are severance and benefits charges of approximately $1 million related to our November head count reduction, as we previously announced.

This financial guidance is based on information available to management as of November 25, 2008. TiVo expressly disclaims any duty to update this guidance.

Management’s guidance includes Adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that EBITDA or Adjusted EBITDA is a substitute measure for net income (loss).

Conference Call and Webcast

TiVo will host a conference call and Webcast to discuss the third quarter financial and operating results and guidance outlook at 2:00 pm PT (5:00 pm ET), today, November 25, 2008. To listen to the discussion, please visit http://www.tivo.com/ir and click on the link provided for the Webcast or dial (888) 708-5692 (no password required). The Webcast will be archived and available through December 5, 2008 at http://www.tivo.com/ir or by calling (719) 457-0820 and entering the conference ID number 1673904.

About TiVo Inc.

Founded in 1997, TiVo (Nasdaq: TIVO) pioneered a brand new category of products with the development of the first commercially available digital video recorder (DVR). Sold through leading consumer electronic retailers and TiVo.com, TiVo has developed a brand which resonates boldly with consumers as providing a superior television experience. Through agreements with leading satellite and cable providers, TiVo also integrates its DVR service features into the set-top boxes of mass distributors. TiVo’s DVR functionality and ease of use, with such features as Season Pass™ recordings and WishList® searches and TiVo KidZone, have elevated its popularity among consumers and have created a whole new way for viewers to watch television. With a continued investment in its patented technologies, TiVo is revolutionizing the way consumers watch and access home entertainment. Rapidly becoming the focal point of the digital living room, TiVo’s DVR is at the center of experiencing new forms of content on the TV, such as broadband delivered video, music, and photos. With innovative features, such as TiVoToGo™ transfers and online scheduling, TiVo is expanding the notion of consumers experiencing “TiVo, TV your way.®” The TiVo® service is also at the forefront of providing innovative marketing solutions for the television industry, including a unique platform for advertisers and audience research measurement.

TiVo, “TiVo, TV your way.” Season Pass, WishList, TiVoToGo, and the TiVo Logo are trademarks or registered trademarks of TiVo Inc.’s subsidiaries worldwide. © 2008 TiVo Inc. All rights reserved.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo’s future business and growth strategies including TiVo’s mass distribution strategy and retail bundling efforts, profitability and financial guidance, distribution of the TiVo service domestically with

Comcast, DIRECTV, and Cox and internationally, growth and innovation in TiVo’s advertising and audience research measurement business, the timing and availability of broadband content, the results of TiVo’s litigation with EchoStar, how TiVo intends to exploit its intellectual property, TiVo’s future marketing spend and related activities, TiVo’s future mobile video development work with Research In Motion, future changes in the period used by TiVo to recognize product lifetime subscription revenues, and financial performance. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2008, our Quarterly Reports on Form 10-Q for the fiscal periods ended April 30, 2008 and July 31, 2008, and our Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share and share amounts)

(unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2008	2007	2008	2007
Revenues
Service revenues	$47,676	$52,940	$144,293	$160,471
Technology revenues	3,997	5,339	15,773	12,355
Hardware revenues	12,777	17,240	30,421	25,732

Net revenues	64,450	75,519	190,487	198,558
Cost of revenues
Cost of service revenues (1)	10,984	10,738	33,423	30,957
Cost of technology revenues (1)	2,516	4,912	9,560	12,115
Cost of hardware revenues	16,339	29,144	41,978	68,123

Total cost of revenues	29,839	44,794	84,961	111,195

Gross margin	34,611	30,725	105,526	87,363

Research and development (1)	16,553	14,049	46,624	43,364
Sales and marketing (1)	6,585	5,967	18,427	16,651
Sales and marketing, subscription acquisition costs	2,301	9,050	4,348	23,855
General and administrative (1)	10,344	11,106	31,549	32,720
Litigation proceeds	(87,811)	—	(87,811)	—

Total operating expenses	(52,028)	40,172	13,137	116,590

Income (loss) from operations	86,639	(9,447)	92,389	(29,227)
Interest income, includes $16,789 related to litigation proceeds	17,213	1,218	18,213	3,965
Interest expense and other	(94)	(45)	(275)	81

Income (loss) before income taxes	103,758	(8,274)	110,327	(25,181)
Provision for income taxes	(3,132)	—	(3,168)	(8)

Net income (loss)	$100,626	$(8,274)	$107,159	$(25,189)

Net income (loss) per common share - basic	$1.00	$(0.08)	$1.07	$(0.26)

Net income (loss) per common share - diluted	$0.98	$(0.08)	$1.04	$(0.26)

Weighted average common shares used to calculate basic net income (loss) per share	100,804,813	97,611,001	100,085,600	97,174,771

Weighted average common shares used to calculate diluted net income (loss) per share	102,569,559	97,611,001	102,557,877	97,174,771

(1) Includes stock-based compensation expense as follows :

Cost of service revenues	$244	$178	$674	$513
Cost of technology revenues	481	726	1,594	1,693
Research and development	2,448	1,797	6,570	5,392
Sales and marketing	656	660	1,532	1,468
General and administrative	2,541	3,899	7,050	8,076

TIVO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(unaudited)

	October 31, 2008	January 31, 2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$189,758	$78,812
Short-term investments	14,960	20,294
Accounts receivable, net of allowance for doubtful accounts of $958 and $1,194	16,899	20,019
Inventories	13,910	17,748
Prepaid expenses and other, current	4,799	3,792

Total current assets	240,326	140,665
LONG-TERM ASSETS
Property and equipment, net	10,590	11,349
Purchased technology, capitalized software, and intangible assets, net	11,411	13,522
Prepaid expenses and other, long-term	1,101	1,513
Long-term investments	4,067	—

Total long-term assets	27,169	26,384

Total assets	$267,495	$167,049

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$13,978	$23,615
Accrued liabilities	25,699	29,536
Deferred revenue, current	49,286	59,341

Total current liabilities	88,963	112,492
LONG-TERM LIABILITIES
Deferred revenue, long-term	28,255	38,128
Deferred rent and other	976	309

Total long-term liabilities	29,231	38,437

Total liabilities	118,194	150,929
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001:
Authorized shares are 10,000,000; Issued and outstanding shares - none	—	—
Common stock, par value $0.001:
Authorized shares are 275,000,000; Issued shares are 103,140,181 and 100,098,426, respectively, and outstanding shares are 102,906,689 and 99,970,947, respectively	103	100
Additional paid-in capital	820,386	792,654
Accumulated deficit	(668,629)	(775,788)
Treasury stock, at cost - 233,492 shares and 127,479 shares, respectively	(1,659)	(846)
Unrealized loss on marketable securities	(900)	—

Total stockholders’ equity	149,301	16,120

Total liabilities and stockholders’ equity	$267,495	$167,049

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Nine Months Ended October 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$107,159	$(25,189)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment and intangibles	7,469	7,651
Stock-based compensation expense	17,420	17,142
Inventory write-down	—	8,961
Loss on inventory barter transaction and utilization of trade credits	742	1,124
Allowance for doubtful accounts	658	861
Changes in assets and liabilities:
Accounts receivable	2,462	(6,100)
Inventories	3,838	(4,221)
Prepaid expenses and other	(1,337)	100
Accounts payable	(10,057)	(11,143)
Accrued liabilities	(3,910)	(10,590)
Deferred revenue	(19,928)	(22,445)
Deferred rent and other long-term liabilities	667	(674)

Net cash provided by (used in) operating activities	$105,183	$(44,523)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term and long-term investments	(14,950)	(26,976)
Sales of short-term investments	15,317	26,500
Acquisition of property and equipment	(3,786)	(6,140)
Acquisition of capitalized software and intangibles	(319)	(375)

Net cash used in investing activities	$(3,738)	$(6,991)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock related to exercise of common stock options	7,471	3,181
Proceeds from issuance of common stock related to employee stock purchase plan	2,844	1,826
Treasury Stock - repurchase of stock for tax withholding	(813)	(276)
Payment under capital lease obligation	(1)	—

Net cash provided by financing activities	$9,501	$4,731

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$110,946	$(46,783)

CASH AND CASH EQUIVALENTS:
Balance at beginning of period	78,812	89,079

Balance at end of period	$189,758	$42,296

TIVO INC.

OTHER DATA

					Guidance Reconciliation
	Three Months Ended October 31,		Nine Months Ended October 31,		Three Months Ending January 31, 2009
	2008	2007	2008	2007
	(In thousands)		(In thousands)		(In millions)
Net income (loss)	$100,626	$(8,274)	$107,159	$(25,189)	$(12)–$(10)
Add back:
Depreciation & amortization	2,399	2,445	7,469	7,651	$3
Interest income & expense	(17,197)	(1,201)	(18,165)	(3,925)	$0–$(1)
Provision for income tax	3,132	—	3,168	8	$(1)–$(0)

EBITDA	88,960	(7,030)	99,631	(21,455)	$(10)–$(8)
Stock-based compensation	6,370	7,260	17,420	17,142	$6

Adjusted EBITDA	$95,330	$230	$117,051	$(4,313)	$(4)–$(2)

EBITDA and Adjusted EBITDA Results. TiVo’s “EBITDA” means income before interest income and expense, provision for income taxes and depreciation and amortization. TiVo’s “Adjusted EBITDA” is EBITDA less expense for stock-based compensation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance. In addition, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation enhances the ability of management and investors to evaluate our operating performance over multiple periods. Management does not use EBITDA or Adjusted EBITDA as a measure of liquidity because, among other things, they do not exclude the impact of deferred revenues associated with the amortization of product lifetime subscriptions. We do not use stock-based compensation expense in our internal measures. A limitation associated with these non-GAAP measures is that they do not include any stock-based compensation expense related to hiring, retaining, and incentivizing the Company’s workforce. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

Adjusted EBITDA and Net Income Excluding EchoStar Damages Award. We have presented Adjusted EBITDA and Net Income, excluding the impact of the approximately $105 million in EchoStar damages received by us during the third quarter, solely as supplemental disclosure because we believe the presentation of these non-GAAP measures will allow for a more complete analysis by our investors of our prior period results and our on-going results of operations when compared to our current third quarter fiscal year 2009 results given our belief of the non-ordinary nature of EchoStar damages award when compared to prior and future periods.

TIVO INC.

OTHER DATA

Subscriptions

	Three Months Ended October 31,
(Subscriptions in thousands)	2008	2007
TiVo-Owned Subscription Gross Additions	44	69
Subscription Net Additions/(Losses):
TiVo-Owned	(28)	4
MSOs/Broadcasters	(135)	(134)

Total Subscription Net Additions/(Losses)	(163)	(130)
Cumulative Subscriptions:
TiVo-Owned	1,658	1,712
MSOs/Broadcasters	1,802	2,355

Total Cumulative Subscriptions	3,460	4,067
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	60%	60%

Included in the 1,658,000 TiVo-Owned subscriptions are approximately 236,000 lifetime subscriptions that have reached the end of the period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.

Subscriptions. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our relative position in the marketplace and to forecast future potential service revenues. The TiVo-Owned lines refer to subscriptions sold directly or indirectly by TiVo to consumers who have TiVo-enabled DVRs and for which TiVo incurs acquisition costs. The MSOs/Broadcasters lines refer to subscriptions sold to consumers by MSOs/Broadcasters such as DIRECTV, Cablevision Mexico, Seven (Australia), and Comcast for which TiVo expects to incur little or no acquisition costs. Additionally, we provide a breakdown of the percent of TiVo-Owned subscriptions for which consumers pay recurring fees, including on a monthly and a prepaid one, two, or three year basis, as opposed to a one-time prepaid product lifetime fee.

We define a “subscription” as a contract referencing a TiVo-enabled DVR for which (i) a consumer has committed to pay for the TiVo service and (ii) service is not canceled. We count product lifetime subscriptions in our subscription base until both of the following conditions are met: (i) the period we use to recognize product lifetime subscription revenues ends; and (ii) the related DVR has not made contact to the TiVo service within the prior six month period. Product lifetime subscriptions past this period which have not called into the TiVo service for six months are not counted in this total. Effective November 1, 2007, we extended the period we use to recognize product lifetime subscription revenues from 48 months to 54 months for product lifetime subscriptions acquired on or before October 31, 2007. Additionally, we also increased the amortization period to 60 months for new product lifetime subscriptions acquired on or after November 1, 2007 and we intend to review the period we use to recognize product lifetime subscription revenues again in the fourth quarter of this fiscal year which could result in a further increase in the amortization period in the future. We are not aware of any uniform standards for defining subscriptions and caution that our presentation may not be consistent with that of other companies. Additionally, the subscription fees that some of our MSOs/Broadcasters pay us may be based upon a specific contractual definition of a subscriber or subscription which may not be consistent with how we define a subscription for our reporting purposes.

TIVO INC.

OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended October 31,
TiVo-Owned Churn Rate	2008	2007
	(In thousands, except churn rate per month)
Average TiVo-Owned subscriptions	1,675	1,708
TiVo-Owned subscription cancellations	(72)	(65)

TiVo-Owned Churn Rate per month	-1.4%	-1.3%

TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features such as high definition television recording capabilities in our lowest cost product offerings, and increased price sensitivity may cause our TiVo-Owned Churn Rate per month to increase.

We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned subscription cancellations in the period divided by the Average TiVo-Owned subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned subscriptions for the period by adding the average TiVo-Owned subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended October 31,		Twelve Months Ended October 31,
Subscription Acquisition Costs	2008	2007	2008	2007
	(In thousands, except SAC)
Sales and marketing, subscription acquisition costs	$2,301	$9,050	$11,543	$33,770
Hardware revenues	(12,777)	(17,240)	(46,487)	(45,622)
Less: MSOs/Broadcasters-related hardware revenues	3,339	—	8,971	—
Cost of hardware revenues	16,339	29,144	65,907	111,760
Less: MSOs/Broadcasters-related cost of hardware revenues	(3,100)	—	(8,205)	—

Total Acquisition Costs	6,102	20,954	31,729	99,908

TiVo-Owned Subscription Gross Additions	44	69	237	330
Subscription Acquisition Costs (SAC)	$139	$304	$134	$303

Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total TiVo-Owned acquisition costs for a given period divided by TiVo-Owned subscription gross additions for the same period. In the first fiscal quarter of 2008, we revised our definition of total acquisition costs. We now define total acquisition costs as sales and marketing, subscription acquisition costs less net TiVo-Owned related hardware revenues (defined as TiVo-Owned related gross hardware revenues less rebates, revenue share and market development funds paid to retailers) plus TiVo-Owned related cost of hardware revenues. The sales and marketing, subscription acquisition costs line item includes advertising expenses and promotion-related expenses directly related to subscription acquisition activities, but does not include expenses related to advertising sales. We do not include third parties subscription gross additions, such as MSOs/Broadcasters’ gross additions with TiVo subscriptions, in our calculation of SAC because we typically incur limited or no acquisition costs for these new subscriptions, and so we also do not include MSOs/Broadcasters’ sales and marketing, subscription acquisition costs, hardware revenues, or cost of hardware revenues in our calculation of TiVo-Owned SAC. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended October 31,
TiVo-Owned Average Revenue per Subscription	2008	2007
	(In thousands, except ARPU)
Total Service revenues	$47,676	$52,940
Less: MSOs/Broadcasters-related service revenues	(5,772)	(6,599)

TiVo-Owned-related service revenues	41,904	46,341
Average TiVo-Owned revenues per month	13,968	15,447
Average TiVo-Owned per month subscriptions	1,675	1,708

TiVo-Owned ARPU per month	$8.34	$9.04

	Three Months Ended October 31,
MSOs/Broadcasters Average Revenue per Subscription	2008	2007
	(In thousands, except ARPU)
Total Service revenues	$47,676	$52,940
Less: TiVo-Owned-related service revenues	(41,904)	(46,341)

MSOs/Broadcasters-related service revenues	5,772	6,599
Average MSOs/Broadcasters revenues per month	1,924	2,200
Average MSOs/Broadcasters per month subscriptions	1,868	2,422

MSOs/Broadcasters ARPU per month	$1.03	$0.91

Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including subscription fees, advertising, and audience research measurement. ARPU does not include rebates, revenue share, and other payments to channel that reduce our GAAP revenues. As a result, you should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share, and other payments to channel because of the discretionary and varying nature of these expenses and because management believes these expenses, which are included in hardware revenues, net, are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies.

We calculate ARPU per month for TiVo-Owned subscriptions by subtracting MSOs/Broadcaster-related service revenues (which includes MSOs/Broadcasters’ subscription service revenues and MSOs/Broadcasters’-related advertising revenues) from our total reported net service revenues and dividing the result by the number of months in the period. We then divide by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The above table shows this calculation.

We calculate ARPU per month for MSOs/Broadcasters’ subscriptions by first subtracting TiVo-Owned-related service revenues (which includes TiVo-Owned subscription service revenues and TiVo-Owned related advertising revenues) from our total reported service revenues. Then we divide average revenues per month for MSOs/Broadcasters’-related service revenues by the average MSOs/Broadcasters’ subscriptions for the period.

Beginning in February 2006, TiVo began deferring a portion of the DIRECTV subscription fees equal to the fair value of the undelivered development services. Additionally, beginning in February 2007, DIRECTV began paying us a monthly fee for all DIRECTV households with DIRECTV receivers with TiVo service similar to the lower amount paid by DIRECTV for households with DIRECTV receivers with TiVo service deployed since March 15, 2002, subject to a monthly minimum payment by DIRECTV.